Exhibit (j)(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 125 to the Registration Statement on Form N-1A of Fidelity Puritan Trust: Fidelity Balanced Fund, Fidelity Low-Priced Stock Fund, and Fidelity Puritan Fund of our reports dated September 12, 2003 on the financial statements and financial highlights included in the July 31, 2003 Annual Reports to Shareholders of Fidelity Balanced Fund, Fidelity Low-Priced Stock Fund, and Fidelity Puritan Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
September 26, 2003